1

For the fiscal year ended October 31, 2000.
File number:  811-04864
Prudential Value Fund


                        SUB-ITEM 77D
        Policies With Respect to Security Investment


                   Prudential Mutual Funds

              Supplement dated August 30, 2000


     The following information supplements
the Prospectus of each of the Funds listed below.

ANNUAL OR SPECIAL MEETING OF SHAREHOLDERS
(All  Funds except Prudential Balanced  Fund,
Prudential Global
      Genesis   Fund,  Inc.  and   Prudential
International Bond Fund, Inc.)

     On August 22, 2000, subject to
shareholder approval, the Board of
Directors/Trustees approved the proposals summarized below. The proposals will be submitted for approval by shareholders of the Funds at an Annual or Special Meeting of Shareholders scheduled to be held on December
14, 2000.

Election of Directors/Trustees

     All Funds, except Prudential Diversified
Funds, Prudential Europe Growth Fund, Inc.,
Prudential Natural Resources Fund, Inc.,
Prudential Pacific Growth Fund, Inc. and
Prudential World Fund, Inc. The Board of
Directors/Trustees approved a proposal to elect Saul F. Fenster, Delayne Dedrick Gold,
Robert F. Gunia, Douglas H. McCorkindale, W.
Scott McDonald, Thomas T. Mooney, Stephen P.
Munn, David R. Odenath, Jr., Richard A.
Redeker, Robin B. Smith, John R. Strangfeld,
Louis A. Weil, III and Clay T. Whitehead as
Directors/Trustees of each of the Funds.

     Prudential Europe Growth Fund, Inc.,
Prudential Natural Resources Fund, Inc.,
Prudential Pacific Growth Fund, Inc. and
Prudential World Fund, Inc.  The Board of
Directors approved a proposal to elect
Delayne Dedrick Gold, Robert F. Gunia, Robert
E. LaBlanc, David R. Odenath, Jr., Robin B.
Smith, Stephen Stoneburn, John R. Strangfeld,
Nancy H. Teeters and Clay T. Whitehead as
Directors of each of the Funds.



How the Fund is Managed - Manager

     All Funds.  The Board of
Directors/Trustees approved a proposal under
which the Board may authorize Prudential
Investments Fund Management LLC (PIFM or the
Manager), subject to certain conditions, to
enter into or amend subadvisory agreements
without obtaining further shareholder
approval.   One of the conditions is that
shareholders must first approve the grant of this ongoing authority to the Board of Directors/Trustees. The implementation of this proposal also is conditioned upon the receipt of exemptive relief from the Securities and Exchange Commission.

     Subject to the satisfaction of these two conditions, which cannot be assured, the Manager would be permitted, with Board approval, to employ new subadvisers for a Fund (including subadvisers affiliated with
PIFM), change the terms of a Fund's
subadvisory agreements or enter into new subadvisory agreements with existing subadvisers. Shareholders of a Fund would continue to have the right to terminate a subadvisory agreement for a Fund at any time by a vote of the majority of the outstanding voting securities of the Fund. Shareholders would be notified of any subadviser changes or other material amendments to subadvisory agreements that occur under these arrangements.

     The  Board  of  Directors/Trustees  also
approved  a new investment advisory  contract
with PIFM.  If shareholders approves this new
contract, PIFM would be permitted to allocate
and  reallocate  a  Fund's assets  among  the
Fund's  subadvisers, including The Prudential
Investment   Corporation   (PIC),    Jennison
Associates  LLC  (Jennison) and  unaffiliated
subadvisers,   without   obtaining    further
shareholder approval.


How the Fund is Managed - Investment
Adviser(s)

      All Funds except Prudential Real Estate
Securities     Fund.     The     Board     of
Directors/Trustees   approved   an    interim
subadvisory   agreement  with   Jennison,   a
direct,  wholly-owned subsidiary of  PIC,  to
manage up to 100% of the total assets of each
Fund  as designated by the Manager.  Jennison
has  served  as  an  investment  adviser   to
investment companies since 1990.  Its address
is  466 Lexington Avenue, New York, NY 10017.
As   of   June  30,  2000,  Jennison  managed
approximately $63.5 billion in assets. PIFM, the Fund's Manager, has responsibility for all investment advisory services, supervises
Jennison and pays Jennison for its services.

     The  Board  of  Directors/Trustees  also
approved  a  new  subadvisory agreement  with
Jennison  to manage up to 100% of  the  total
assets  of  each  Fund as designated  by  the
Manager and subject to Board approval.   This
agreement   would  take  effect  only   after
shareholder approval.

Borrowing

     All Funds. If approved by shareholders, each applicable Fund's investment restriction regarding borrowing would be modified to allow borrowing of up to 33-1/3% of a Fund's total assets and to delete the requirement that such borrowing can be made only from banks.

Investment in Securities of Other Investment
Companies

            All Funds.  If approved by
shareholders, each applicable Fund's
investment restriction regarding the purchase of shares of investment companies would be modified to permit each Fund to invest in the shares of other registered investment companies as permitted under applicable law or by an order of the Commission. To the extent that a Fund does invest in securities of other investment companies, shareholders may be subject to duplicate management and advisory fees.

Securities Lending

     All Funds.   If approved by
shareholders, each applicable Fund's
investment restriction regarding securities lending would be modified to permit each Fund to make loans of portfolio securities in amounts up to 33-1/3% of the Fund's total assets and as permitted by an order of the Commission.

How   the   Fund  is  Managed   -   Portfolio
Manager(s)

Prudential Equity Fund, Inc.

     Jeffrey  P. Siegel, Bradley L. Goldberg,
CFA,  and  David  A.  Kiefer,  CFA,  are  the
portfolio  managers  of  the  Fund  effective
August  24, 2000.  Mr. Siegel is an Executive
Vice  President of Jennison since June  1999.
Previously  he  was at TIAA-CREF  from  1988-
1999,  where he held positions as a portfolio
manager and analyst.  Prior to joining  TIAA-
CREF, Mr. Siegel was an analyst for Equitable
Capital  Management  and  held  positions  at
Chase Manhattan Bank and First Fidelity Bank.
Mr.   Siegel  earned  a  B.A.  from   Rutgers
University.  Mr. Goldberg, an Executive  Vice
President  of  Jennison, joined  Jennison  in
1974 where he also serves as Chairman of  the
Asset Allocation Committee.  Prior to joining
Jennison,  he  served as Vice  President  and
Group   Head   in  the  Investment   Research
Division of Bankers Trust Company.  He earned
a B.S. from the University of Illinois and an
M.B.A.   from   New  York  University.    Mr.
Goldberg holds a Chartered Financial  Analyst
(C.F.A.) designation.  Mr. Kiefer is a Senior
Vice President of Jennison since August 2000.
Previously, he was a Managing Director of PIC
and has been with Prudential since 1986.  Mr.
Kiefer   earned   a   B.S.   from   Princeton
University   and  an  M.B.A.   from   Harvard
Business   School.   He  holds  a   Chartered
Financial Analyst (C.F.A.) designation.




Prudential 20/20 Focus Fund

     Bradley   L.   Goldberg,  CFA   is   the
portfolio manager of the value sleeve of  the
Fund    effective   September   2000.     Mr.
Goldberg's    professional   background    is
discussed above.

Prudential Equity Income Fund

      Thomas  Kolefas,  CFA  and  Bradley  L.
Goldberg, CFA, are the portfolio managers  of
the  Fund.  Mr. Kolefas has managed the  Fund
since May 2000.  Mr. Kolefas is a Senior Vice
President  of Jennison since September  2000.
Previously,  he was a Managing  Director  and
Senior  Portfolio Manager of PIC.  He  joined
Prudential  in  May 2000 from  Loomis  Sayles
Co., L.P., where he headed the Large/Mid  Cap
Value  Team.  Prior to 1996, Mr. Kolefas  was
employed  by  Mackay Shields Financial  as  a
portfolio   manager  for  five  years.    Mr.
Kolefas earned a B.S. and an M.B.A. from  New
York   University  and  holds   a   Chartered
Financial Analyst (C.F.A.) designation.   Mr.
Goldberg  is  expected to begin managing  the
portfolio    in    September    2000.     His
professional background is discussed above.

Prudential  Sector Funds, Inc.  -  Prudential
Utility Fund

      David  A.  Kiefer, CFA, Eric S.  Philo,
CFA,   and   Shaun  Hong  are  the  portfolio
managers  of  the  Fund  effective  September
2000.   Mr. Kiefer has managed the Fund since
1994;   his   professional   background    is
discussed   above.   Eric  S.  Philo   joined
Jennison  in  May 1996 after  13  years  with
Goldman,  Sachs & Company.  At  Goldman,  Mr.
Philo   initially  followed  a   variety   of
companies  and industries, including  capital
goods,  retailing, specialty  and  industrial
chemicals, defense electronics, and printing.
During his last nine years there, he followed
publishing  and  media companies.   While  at
Goldman,  he  was  elected  to  Institutional
Investor's  All-Star Team  every  year  since
1987  and  was  elected to  The  Wall  Street
Journal  All-Star Stock Picking Team annually
since  its inception in 1993, ranking  number
one  in  his  sector in 1994 and  1995.   Mr.
Philo  is  the primary author of a  piece  on
publishing   and   the   Internet    entitled
CyberPublishing:  A New Frontier  in  Content
Liquidity (July 1995).  He earned a B.A. from
George  Washington University  and  an  M.B.A
from  Columbia University Graduate School  of
Business.  He holds a CFA designation.  Shaun
Hong  is  a Vice President of Jennison  since
September  2000.  Previously he  was  a  Vice
President and equity research analyst of PIC.
Prior to Prudential, Mr. Hong was employed as
an  analyst  at  Equinox  Capital  Management
following  the  utility,  consumer  products,
commodities and technology sectors from 1994-
1999.   Mr. Hong earned a B.S. from  Carnegie
Mellon   University.    He   holds   a    CFA
designation.





OTHER MATTERS
(Prudential Balanced fund, Prudential  Global
Genesis Fund, Inc. and
Prudential International Bond Fund, Inc.)

     Shareholders of Prudential Balanced
Fund, Prudential Global Genesis Fund, Inc.
and Prudential International Bond Fund, Inc.
are each expected to vote on a proposal to reorganize or merge their Fund into another
Prudential mutual fund prior to the
shareholder meetings described above. If shareholders of these Funds do not approve the proposed reorganization or merger, shareholders of each Fund will likely be solicited to vote on the matters described above under "ANNUAL OR SPECIAL MEETING OF
SHAREHOLDERS".

     Listed below are the names of the
Prudential Mutual Funds and the dates of the Prospectus to which this Supplement relates.




     Name of the Fund
Prospectus Date


     Prudential Balanced Fund
October 4, 1999
     Prudential Diversified Funds
October 13, 1999
     Prudential Equity Fund, Inc.
March 1, 2000
     Prudential Equity Income Fund
January 20, 2000
     Prudential Europe Growth Fund, Inc.
June 30, 2000
     Prudential Global Total Return Fund,
Inc.           March 8, 2000
     Prudential Index Series Fund
November 18, 1999
          Prudential Stock Index Fund
     Prudential International Bond Fund, Inc.
March 8, 2000
     Prudential Natural Resources Fund, Inc.
July 31, 2000
     Prudential Pacific Growth Fund, Inc.
January 19, 2000
     Prudential Real Estate Securities Fund
June 2, 2000
     Prudential Sector Funds, Inc.
March 30, 2000
          Prudential Financial Services Fund
          Prudential Health Sciences Fund
          Prudential Technology Fund
     Prudential Small Company Fund, Inc.
November 29, 1999
     Prudential Tax-Managed Funds
December 30, 1999
          Prudential Tax-Managed Equity Fund
     Prudential Tax-Managed Small-Cap Fund,
Inc.           May 31, 2000
     Prudential U.S. Emerging Growth Fund,
Inc.           January 20, 2000
     Prudential Utility Fund (a series of
February 1, 2000
          Prudential Sector Funds, Inc.)
     Prudential 20/20 Focus Fund
March 31, 2000
     Prudential World Fund, Inc.
          Prudential Global Growth Fund
February 2, 2000
          Prudential International Value Fund
February 2, 2000
          Prudential Jennison International
Growth Fund    January 10, 2000
     The Prudential Investment Portfolios,
Inc.
          Prudential Active Balanced Fund
December 2, 1999
          Prudential Jennison Equity
Opportunity Fund    December 2, 1999
          Prudential Jennison Growth Fund
December 2, 1999


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